As filed with the Securities and Exchange Commission on March 4, 2003

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TEXAS INSTRUMENTS INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	75-0289970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12500 TI Boulevard

P.O. Box 655474

Dallas, Texas 75265-5474

(Address of principal executive offices including zip code)

TI EMPLOYEES 2002 STOCK PURCHASE PLAN

(Full title of the plans)

Joseph F. Hubach,

Senior Vice President, Secretary and General Counsel

Texas Instruments Incorporated

12500 TI Boulevard

P.O. Box 660199

Dallas, Texas 75265-0199

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share*	Proposed maximum aggregate offering price*	Amount of registration fee*

Common Stock ($1 par value)	20,000,000**	$16.555	$331,100,000	*

*	This registration statement is deemed, pursuant to Instruction E to Form S-8, to relate to 20,000,000 shares previously registered on Form S-8 (No. 333-31319) in connection with a predecessor plan, with respect to which a registration fee of $73,892.05 has been paid. Computed on the basis of the average of the high and low prices for the common stock on February 28, 2003, which is used on the estimated offering price solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933.
**	Plus an indeterminate number of additional shares which may be offered or issued to prevent dilution resulting from such splits, stock dividends or similar transactions.

EXPLANATORY STATEMENT

This registration statement relates to 20,000,000 shares of common stock of Texas Instruments Incorporated (the “Company” or “TI”) which were registered previously on Registration Statement on Form S-8, File No. 333-31319, for issuance in connection with the TI Employees 1997 Stock Purchase Plan (the “1997 Plan”). On April 18, 2002, the stockholders of the Company approved the TI Employees 2002 Stock Purchase Plan (the “2002 Plan”), which replaces the 1997 Plan. Both the 1997 Plan and the 2002 Plan are intended to qualify as “employee stock purchase plans” under Section 423 of the Internal Revenue Code of 1986, as amended from time to time. Pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth at pages 137-38 of the Division of Corporation Finance’s Manual of Publicly-Available Telephone Interpretations (January 1997), such previously registered shares are carried forward to, and deemed covered by this Registration Statement on Form S-8 in connection with the 2002 Plan.

PART II

Item 3.    Incorporation of Documents by Reference

The following documents have been filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and are hereby incorporated herein by reference and made a part of this registration statement:

1.  The Company’s Annual Report on Form 10-K for the year ended December 31, 2002;

2.  The Company’s Current Report on Form 8-K dated February 11, 2003;

3.  The description of the Company’s common stock contained in our Registration Statements on Form 8-A and 10 filed with the Commission pursuant to Section 12 of the Exchange Act, together with any amendment or report filed with the Commission for the purpose of updating such descriptions; and

4.  The Company’s Registration Statement on Form S-8, File No. 333-31519.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not Applicable.

Item 5.    Interests of Named Experts and Counsel

Not Applicable.

Item 6.  Indemnification of Directors and Officers

The General Corporation Law of the State of Delaware, at Section 145, provides, in pertinent part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as the director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. In addition, the indemnification of expenses (including attorneys’ fees) is allowed in derivative actions, except no indemnification is allowed in respect to any claim, issue or matter as to which any such person has been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought decides that indemnification is proper. To the extent that any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. The determination that the person to be indemnified met the applicable standard of conduct, if not made by a court, is made by the directors of the corporation by a majority vote of the directors not party to such an action, suit or proceeding even though less than a quorum, by a Committee of such directors designated by a majority vote of such directors even though less than a quorum, or, if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or by the stockholders. Expenses may be paid in advance upon the receipt, in the case of officers and directors, of undertakings to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in this section. A corporation may purchase indemnity insurance.

The above described indemnification and advancement of expenses, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person’s heirs, executors and administrators.

Article VI, Section 2 of the Company’s By-laws provides that the Company shall indemnify its officers and directors for such expenses, judgments, fines and amounts paid in settlement to the full extent permitted by the laws of the State of Delaware.

Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article Seventh of the Company’s Restated Certificate of Incorporation contains such a provision.

Under insurance policies of the Company, directors and officers of the Company may be indemnified against certain losses arising from certain claims, including claims under the Securities Act of 1933, which may be made against such persons by reason of their being such directors or officers.

Item 7.    Exemption from Registration Claimed

Not Applicable.

Item 8.    Exhibits

5	Opinion of Joseph F. Hubach, Esq.

23(a)	Consent of Ernst & Young, LLP.

23(b)	Consent of Joseph F. Hubach, Esq. (included in Exhibit 5).

24	Powers of Attorney for the Directors of the Company.

Item 9.    Undertakings

The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions set forth or described in Item 6 of this registration statement, or otherwise (but that term shall not include the insurance policies referred to in Item 6), the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities registered hereby, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas, on the 28th day of February, 2003.

TEXAS INSTRUMENTS INCORPORATED (Registrant)

By:	/s/ WILLIAM A. AYLESWORTH
WILLIAM A. AYLESWORTH Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of February, 2003.

Signature	Title

* James R. Adams	Director

* David L. Boren	Director

* James B. Busey IV	Director

* Daniel A. Carp	Director

* Thomas J. Engibous	Chairman of the Board; President; Chief Executive Officer; Director

* Gerald W. Fronterhouse	Director

* David R. Goode	Director

* Wayne R. Sanders	Director

* Ruth J. Simmons	Director

/s/ WILLIAM A. AYLESWORTH William A. Aylesworth	Senior Vice President; Chief Financial Officer; Chief Accounting Officer

*By: /s/ WILLIAM A. AYLESWORTH William A. Aylesworth Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	E x h i b i t

5	Opinion of Joseph F. Hubach, Esq.

23(a)	Consent of Ernst & Young, LLP.

23(b)	Consent of Joseph F. Hubach, Esq. (included in Exhibit 5).

24	Powers of Attorney for the Directors of the Company.